Exhibit 10.34

NEWMONT MINING CORPORATION

Non-Employee Director Compensation and Benefits

Description	Amount
Attendance Fees (per meeting)
Committee Meeting	$2,000
Board Meeting (including telephonic)
(in excess of 15 Board Meetings per calendar year)	$2,000
Annual Cash Retainer
Payable quarterly in arrears	$80,000
Other Retainers (payable quarterly in arrears)
Audit Committee Member	$5,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$15,000
Other Committee Chairs	$10,000
Independent Chairman	$185,000
Annual Award of Common Stock or
Director Stock Units	$120,000

On the day following election or re-election as a director by the stockholders or on the day following appointment as a director by the Board, each non-employee director shall be entitled to receive Director Stock Units (“DSUs”) with respect to common stock of Newmont Mining Corporation having a fair market value as of the day following election or appointment of U.S. $120,000. Notwithstanding the foregoing, each non-employee director may elect to receive the award in the form of shares of the Corporation’s common stock, in lieu of DSUs, in respect of any year upon timely written notice to the Corporation’s Corporate Secretary. Such awards will be made, on terms and conditions as determined by the Board, to those non-employee directors so elected, re-elected or appointed.

Retirement

On retirement, at any time after attaining age 65, a director who was serving on the Board on January 27, 1999, and who is not entitled to a pension under Newmont’s pension plan, and who has served for at least ten consecutive years as a director of Newmont Mining Corporation or Newmont Gold Company, is entitled to be paid an annual sum of $50,000 for life.

Effective January 1, 2008